Exhibit 99.2

alstria office REIT-AG

Announcement of Offer to Shareholders
to Exchange Dividend Claims for alstria shares

alstria office REIT-AG (“alstria”) hereby gives notice that it is offering its shareholders up to 1,340,134 no par value shares of alstria (the “alstria shares”) currently held in treasury in exchange for such shareholders’ claims to payment of their cash dividend for the 2008 financial year (the “Offer”).  alstria, through its management board and supervisory board, is proposing to declare a cash dividend for the 2008 financial year of €0.52 per alstria share entitled to dividends (the “2008 Dividend Claims”), subject to approval by alstria shareholders at the annual general shareholders’ meeting to be held on June 10, 2009.  The 2008 Dividend Claims will be exchanged at a price per alstria share based on the arithmetic mean of the closing prices of alstria shares in XETRA trading on the Frankfurt Stock Exchange on 16, 17 and 18 June 2009, less a discount to be announced which will be no less than 20%, upon the terms and subject to the conditions set forth in the offer document dated June 4, 2009 (the “Offer Document”).  The Offer Document has been published in the German Federal Gazette and is available on the internet in German and in English at http://www.alstria.com.  In addition, a non-binding English translation of the Offer Document is available under cover of Form CB on the website of the U.S. Securities and Exchange Commission at www.sec.gov and is being held for distribution upon request to U.S. shareholders of alstria, free of charge, at alstria office REIT-AG, Bäckerbreitergang 75, 20355 Hamburg, Germany (requests to be submitted via email to ir@alstria.de, by telephone at 1-888-522-5212 (toll-free number) or by facsimile at +49-40-226341-310).

The acceptance period of the Offer begins on June 11, 2009 and ends at Midnight (Central European Summer Time) on June 24, 2009.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares.  The Offer is being made solely by the Offer Document dated June 4, 2009, and is addressed solely to the shareholders of alstria.

Hamburg, June 4, 2009

alstria office REIT-AG